NYSE Amex: URZ
Toronto Stock Exchange: URZ
Frankfurt Stock Exchange: U9E
Tel: (604) 689-1659
Fax: (604) 689-1722
www.uranerz.com

Uranerz Initiates 2010 Powder River Basin Drilling Program

Casper, Wyoming, April 20, 2010 -- Uranerz Energy Corporation (“Uranerz” or the “Company”) (NYSE Amex: URZ; TSX: URZ; Frankfurt: U9E) announces the initiation of the 2010 exploration drilling program with two rotary rigs now turning at its advanced-stage uranium projects in the central Powder River Basin (“PRB”) of Wyoming, U.S.A. This year’s program will focus on identifying new uranium mineralization trends, further delineating known trends, and defining additional uranium resources. The scope of the program will comprise up to 400 drill holes with depths averaging approximately 700 feet.

Uranium mineralization in the PRB occurs along alteration-reduction trends and is frequently composed of multiple, stacked roll fronts that often contain associated uranium mineralization amenable to in-situ recovery (“ISR”) mining techniques. Thus far, Uranerz has identified over 300 miles of alteration-reduction trends on its project areas. The Company plans to complete confirmation drilling on properties that are already in the NI 43-101 report-preparation process. The exploration drilling program is then expected to continue in the East Buck area of the Pumpkin Buttes District where a number of prospective targets have been identified.

“We are excited to resume exploration and anticipate the new drill data will help further advance and expand our resources in the Power River Basin,” stated Kurt Brown, Uranerz Senior VP of Exploration.

About Uranerz

Uranerz Energy Corporation is a U.S.-based uranium company focused on achieving commercial ISR uranium production. The Company controls a strategic land position in the Pumpkin Buttes Uranium Mining District of the central Powder River Basin of Wyoming, U.S.A.

The Uranerz management team has specialized expertise in the ISR uranium mining method, and a record of licensing, constructing, and operating commercial ISR uranium projects. The Company has entered into long-term contracts for the sale of uranium to two of the largest nuclear utilities in the U.S., including Exelon.

Wyoming has a long and continuous commercial ISR uranium mining history dating back to 1987. Wyoming has the largest reserves, and is the largest producer of uranium, of any U.S. state.

Further Information

For further information, please contact Derek Iwanaka, Manager of Investor Relations at 1-800-689-1659 or refer to the Company website www.uranerz.com. To review Company filings with the Securities and Exchange Commission visit www.sec.gov or www.sedar.com.

Forward-looking statements

This press release may contain or refer to "forward-looking information" and "forward-looking statements" within the meaning of applicable United States and Canadian securities laws, which may include, but is not limited to, statements with respect to our planned exploration and drilling programs, expected resources, and all statements containing projections, estimates and expectations or describing future activities or plans. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined in our most recent financial statements and reports and registration statement filed with the SEC (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We do not undertake to update forward-looking statements, except as required by law.